Exhibit 10.1

EXECUTION VERSION

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is entered into by and among Raymond J. Roman (“Executive”), Leap Wireless International, Inc. (“Leap”) and Cricket Communications, Inc. (“Cricket,” and together with Leap, the “Company”), effective as of July 13, 2012 (the “Effective Date”).

WHEREAS, Executive and the Company desire to enter into an agreement regarding the termination of Executive’s employment with the Company;

WHEREAS, the Company desires to retain Executive to provide certain continuing consulting services to the Company and wishes to provide Executive with certain compensation and benefits in return for such services; and

WHEREAS, Executive wishes to provide continuing consulting services to the Company in return for certain compensation and benefits.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1. Termination of Employment.

(a) Date of Termination. Executive’s employment with the Company shall terminate on July 31, 2012 (such date, the “Employment Termination Date”). Notwithstanding the foregoing, Executive shall cease serving as an officer of the Company and its direct and indirect subsidiaries, including as Executive Vice President and Chief Operating Officer, on the date hereof with such resignation effective as of such date without any further action by Executive.

(b) Final Paycheck. On or shortly following the Employment Termination Date, the Company shall issue Executive his final paycheck, reflecting his fully earned but unpaid base salary through the Employment Termination Date at the rate then in effect, plus all accrued but unused vacation.

(c) Effect of Termination on Long-Term Incentive Awards. Upon the Employment Termination Date, Executive shall (i) cease vesting in all unvested cash and non-cash long-term incentive awards previously granted to Executive by the Company (including, without limitation, pursuant to the Leap Wireless International, Inc. 2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan, as amended (the “Stock Plan”)) and such awards shall terminate and be cancelled pursuant to their terms without any further action by the parties (in each case, subject to any accelerated vesting and exercisability of the awards pursuant to their terms in connection with the occurrence of a Change in Control (as defined in the Stock Plan) occurring within ninety (90) days following the Employment Termination Date) and (ii) have a period of ninety (90) days in which to exercise any options in which he has previously vested, after which any unexercised options shall immediately terminate and be cancelled pursuant to their terms without any further action by the parties.

(d) Additional Benefits. Subject to Executive’s execution, delivery and non-revocation of the First Release (as defined below), Executive shall be entitled to the following additional benefits:

(i) Separation Pay. Executive shall be entitled to receive a lump sum cash payment equal to Four Hundred Ninety-Five Thousand Dollars ($495,000), which amount shall be paid on the Company’s first regularly scheduled payroll date following the date on which the First Release (as defined below) is executed, delivered and becomes irrevocable.

(ii) COBRA. To the extent that Executive elects continuation health care coverage for Executive and his eligible dependents under Section 4980B(f) of the Internal Revenue Code of 1986, as amended (the “Code”) and Sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended (“COBRA Coverage”), the Company shall pay Executive’s premiums for COBRA Coverage for a period of eighteen (18) months from the Employment Termination Date; provided, however, that the payment of such premiums by the Company shall cease at such time as Executive is eligible for comparable coverage with a subsequent employer.

(iii) Reimbursement of Moving Expenses. The Company will facilitate Executive’s relocation from Denver, Colorado to Chicago, Illinois pursuant to the Company’s standard relocation program. To the extent that such relocation benefits result in taxable income to Executive, the Company will gross-up the value of such benefits to cover applicable income taxes due by Executive. In addition, Executive shall use reasonable efforts to either (a) terminate the lease agreement on Executive’s apartment in Denver, Colorado and return any prepaid lease amounts to the Company or (b) assign or sublet such lease agreement to the Company.

2. Consulting Period.

(a) Term. Beginning on August 1, 2012 (or such later date on which the First Release (as defined below) is executed, delivered and becomes irrevocable), Executive shall provide consulting services to the Company. Such consulting services shall automatically terminate upon the earlier of (i) December 31, 2012, (ii) Executive’s providing notice of termination to the Company for any reason or (iii) the Company’s providing notice of termination to Executive for Cause (such period from the date Executive is to begin providing consulting services until such termination referred to as, the “Consulting Period”). As used herein, the term “Cause” shall mean termination of the Consulting Period by the Company due to (i) Executive’s provision of consulting services that are significantly lacking in quality, diligence or effort (compared to those reasonably expected of an employee with substantially similar skills, background and responsibilities), after written notice is delivered to Executive describing Executive’s alleged failures and Executive is afforded a period of at least ten (10) business days to correct such alleged failures and does not cure within such period or (ii) his breach of any of his other obligations under this Agreement.

(b) Scope of Services.

(i) During the Consulting Period, Executive shall devote such necessary percentage of his business time and effort to provide consulting services to the Company on matters determined between Executive and the Company’s Chief Executive Officer and shall provide such additional information, advice and assistance concerning matters that are within the scope of Executive’s knowledge and expertise.

(ii) Executive agrees that, during the Consulting Period, he will not provide services to any organization that is competitive with the Company or that provides goods or services to the Company as a vendor or supplier.

(c) Compensation. In consideration for the consulting services to be provided hereunder and Executive’s compliance with the requirements of this Agreement, Executive shall be entitled to receive the following compensation and benefits during the Consulting Period unless and until such services are terminated pursuant to Section 2(a):

(i) a monthly consulting fee in the amount of Forty-Five Thousand Eight Hundred Thirty Three Dollars ($45,833) (with such amount prorated for any partial monthly period), which amount shall be paid on a bi-weekly basis in accordance with the Company’s regular payroll practices; and

(ii) in the event of the occurrence of a Change in Control (as defined in the Stock Plan) during the Consulting Period or ninety (90) days following termination of the Consulting Period (unless the Consulting Period was terminated by the Company for Cause or by Executive for any reason), Executive shall be entitled to receive a cash award, the amount of which shall be equal to the product of (a) 18,750 and (b) the Fair Market Value (as defined in the Stock Plan) of the Company’s common stock on the date that is one day prior to the consummation of the Change in Control (which such amount shall not exceed Three Hundred Thousand Dollars ($300,000)), with such payment to be made within thirty (30) days following the date of the consummation of the Change in Control.

(d) Bonus Payments Following Termination of Consulting Period. Executive shall, subject to his execution, delivery and non-revocation of the Second Release (as defined below) and his compliance with the requirements of Section 3 hereof, be entitled to receive the following cash bonus awards from the Company following termination of the Consulting Period:

(i) a cash bonus award of One Hundred Ten Thousand Dollars ($110,000), provided that the Consulting Period has not been terminated by the Company for Cause, or by the Executive for any reason, before December 31, 2012; and

(ii) a cash bonus award of up to One Hundred Ten Thousand Dollars ($110,000), with such bonus amount determined by the Chief Executive Officer in his discretion based on his evaluation of the consulting services provided by Executive during the Consulting Period (including, without limitation, the Chief Executive Officer’s determination of the quality, diligence and effort with which such services were performed).

Any bonuses paid to Executive pursuant to this Section 2(d)(i) shall be the sole bonuses payable to Executive for periods prior to the termination of the Consulting Period (including periods prior to the Employment Termination Date). Any such bonuses shall be paid to Executive at the same time in 2013 as annual bonuses are generally paid to the Company’s executive officers and in no event shall such payments be made later than March 15, 2013.

(e) Full Settlement. The payments and benefits provided under Sections 1 and 2 of this Agreement shall be in full satisfaction of the Company’s obligations to Executive upon the termination of his employment and services as a consultant, and, subject to the aforesaid, Executive shall not be entitled to any other payments or benefits (or other damages in respect of a termination or claim for breach of this Agreement) beyond those specified in Sections 1 and 2.

3. Return of the Company’s Property. Upon the termination of his employment and consultancy in any manner, as a condition to Executive’s receipt of any post-termination benefits described in this Agreement, Executive shall, at the request and direction of the Company, promptly surrender to the Company or destroy all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company, other than any such property that the Company determines is necessary for Executive’s provision of consulting services pursuant to this Agreement. At the request of the Company, Executive shall deliver to the Company, within five (5) days of such request, a signed statement certifying material compliance with this Section 3 prior to the receipt of any post-termination benefits described in this Agreement.

4. Releases.

(a) As a condition to Executive’s receipt of any payments or benefits with respect to periods after the Employment Termination Date, on or after the Employment Termination Date and not later than twenty-one (21) days after the date of such termination, Executive shall execute and deliver a general release of all claims in favor of the Company (the “First Release”) in substantially the form attached hereto as Exhibit A and shall not revoke the First Release with seven (7) days of such execution and delivery. In the event that Executive fails to execute and deliver to the Company the First Release in accordance with this Section 4(a) within twenty-one (21) days following the Employment Termination Date, or Executive revokes the First Release within seven (7) days of such execution and delivery, Executive shall not be entitled to any payments or benefits pursuant to Sections 1(d), 2(c) or 2(d) above.

(b) As a condition to Executive’s receipt of any payments or benefits pursuant to Section 2(d) above, on or after the date of the termination of the Consulting Period and not later than twenty-one (21) days after the date of such termination, Executive shall execute and deliver a general release of all claims in favor of the Company (the “Second Release”) in substantially the form attached hereto as Exhibit B and shall not revoke the Second Release with seven (7) days of such execution and delivery. In the event that Executive fails to execute and deliver to the Company the Second Release in accordance with this Section 4(b) within twenty-one (21) days following the date of the termination of the Consulting Period, or Executive revokes the Second Release within seven (7) days of such execution and delivery, Executive shall not be entitled to any post-termination benefits pursuant to Section

2(d) above.

5. Confidentiality and Proprietary Rights. In consideration of the provisions of Section 2 of this Agreement, and in order to protect the goodwill of the Companies, Executive hereby agrees to the following covenants:

(a) Confidentiality. During the Consulting Period and for a period of three (3) years commencing on the termination thereof, Executive shall not, directly or indirectly, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below). Executive agrees that, upon termination of the Consulting Period, all Confidential Information in Executive’s possession that is in writing or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to Cricket and shall not be retained by Executive or furnished to any third party, in any form except as provided herein or as required for Executive’s provision of consulting services hereunder; provided, however, that Executive shall not be obligated to treat as confidential, or return to Cricket copies of any Confidential Information that (i) was publicly known at the time of disclosure to Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company or any of their respective affiliates by any person or entity, or (iii) is lawfully disclosed to Executive by a third party who owes no duty of confidentiality to the Company with respect to such information. As used in this Agreement, the term “Confidential Information” means: confidential or proprietary information relating to Company or its business (or relating to third parties with whom Leap or Cricket have conducted or are conducting discussions or their businesses) disclosed to Executive or known by Executive as a consequence of or through Executive’s relationship with Cricket, including without limitation information about the customers, employees, business methods, technical operations, public relations methods, organization, procedures, results, plans or finances of the Company and their respective affiliates.

(b) Non-Solicitation. During the Consulting Period and for a period of three (3) years commencing on the termination thereof, Executive shall not, either on Executive’s own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venture, owner or shareholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from the Company or any of their respective affiliates, any of their officers or employees or offer employment to any person who, on or during the six (6) months immediately preceding the date of such solicitation or offer, is or was an officer or employee of the Company or any of their respective affiliates; provided, however, that a general advertisement to which an employee of the Company or any of their respective affiliates, responds shall in no event be deemed to result in a breach of this Section 5(b).

(c) Effect of Breach. In the event that Executive breaches any of the provisions of this Section 5, or threatens to do so, in addition to and without limiting or waiving any other remedies available to the Company in law or in equity, the Company shall be entitled to immediate injunctive relief in any court having the capacity to grant such relief, to restrain such breach or threatened breach and to enforce this Section 5. Executive acknowledges that it is impossible to measure in money the damages that the Company will sustain in the event that Executive breaches or threatens to breach this Section 5 and, in the event that the Company institutes any action or proceeding to enforce this Section 5 seeking injunctive relief, Executive hereby waives and agrees not to assert or use as a defense a claim or defense that the Company has an adequate remedy at law. Also, in addition to any other remedies available to the Company in law or in equity, in the event that Executive breaches the provisions of this Section 5 in any material respect, Executive shall forfeit Executive’s right to further benefits under Sections 1(d), 2(c) or 2(d) and Executive shall be obligated to repay to Cricket the benefits that Executive has received under Sections 1(d), 2(c) or 2(d). If a court or arbitrator shall hold that the duration, scope or area restriction or other provision of this Section 5 is unreasonable under the circumstances now or then existing, the parties hereto agree that the maximum duration, scope or area restriction reasonable under the circumstances shall be substituted for the stated duration, scope or area restriction.

6. Mutual Nondisparagement. Executive agrees that at all times he shall refrain from publicly making, and shall not cause any other person to publicly make, any disparaging statements about the Company or any of its directors, shareholders, affiliates, advisors, representatives, officers, partners, agents or current or former employees. The Company agrees to cause its officers and directors (as such terms are used for purposes of Section 16 of the Securities Exchange Act of 1934) to refrain from publicly making, and shall not cause any other person to publicly make, any disparaging statements about Executive. Nothing in this provision shall be construed as preventing any party from testifying truthfully under oath in a deposition or other legal proceeding. For purposes of this Section 6, internal communications to and among current management employees of the Company are not considered communications to third parties. Any inquiries regarding Executive from prospective employers shall be forwarded to the Chief Executive Officer or Senior Vice President, Human Resources of Cricket.

7. Independent Contractor Relationship. During the Consulting Period Executive shall be acting solely as an independent contractor, not as an employee, agent or joint venturer of the Company, and, except with respect to COBRA Coverage, Executive will not be entitled to any benefits provided to employees of the Company or any of its subsidiaries. Executive acknowledges and agrees that he is solely responsible for the payment of all federal, state, local and foreign taxes that are required by applicable laws or regulations to be paid with respect to any remuneration paid during the Consulting Period, and under no circumstances whatsoever, including without limitation, for the purposes of the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act and federal and state income tax withholding, will Executive be deemed an employee of the Company. Executive will have no authority to sign any document or extend any credit on behalf of the Company or to bind the Company in any way.

8. Cooperation with the Company. Executive agrees to cooperate fully with the Company and its counsel with respect to any reasonable request from the Company for assistance with respect to any matter (including litigation, investigation, government proceedings and general claims) which relates to matters with which Executive was involved during the term of employment or service with the Company, subject to reimbursement of reasonable out-of-pocket travel costs and expenses. Such cooperation may include appearing from time to time at the offices of the Company or the Company’s counsel, or telephonically, for conferences and interviews and providing testimony in depositions, court proceedings and administrative hearings as necessary for the Company to defend claims, and in general providing the Company and its counsel with the full benefit of Executive’s knowledge with respect to any such matter. Executive agrees to render such cooperation in a timely fashion and at such times as may be mutually agreeable to the parties concerned.

9. Agreement to Arbitrate. Except as set forth in Section 5(c), any dispute, claim or controversy based on, arising out of or relating to Executive’s employment or this Agreement shall be settled by final and binding arbitration in San Diego, California, before a single neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association (“AAA”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. Except as set forth in Section 5(c), this Section 9 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to Executive’s employment; provided, however, that neither this Agreement nor the submission to arbitration shall limit the parties’ right to seek provisional relief, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Both Executive and the Company expressly waive their right to a jury trial.

10. General Provisions.

(a) Successors and Assigns. The rights of the Company under this Agreement will inure to its successors and assigns. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees and, in the event of Executive’s death during the Consulting Period, the payments and benefits contemplated by Sections 2(c) and 2(d) shall be paid to or made available to Executive’s estate or designated beneficiary.

(b) Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

(c) Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

(d) Governing Law and Venue. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Except as set forth in Section 9, any suit brought hereon shall be brought in the state or federal courts sitting in San Diego, California, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

(e) Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the last known mailing address of the respective party, provided that all notices to Cricket shall be directed to the attention of the Chief Executive Officer of Cricket with a copy to the General Counsel of Cricket, and all notices to Leap shall be directed to the attention of the Chief Executive Officer of Leap with a copy to the General Counsel of Leap, or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

(f) Survival. Sections 3, 4, 5, 6, 7, 8, 9 and 10 of this Agreement shall survive any termination of this Agreement.

(g) Entire Agreement. This Agreement constitutes the entire agreement between the parties regarding the termination of Executive’s employment and the payment of compensation in connection therewith and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral, between the Company and Executive regarding the subject matter thereof. In particular, the parties agree that the certain Severance Benefits Agreement effective as of February 1, 2011 by and between Executive and the Company is hereby terminated and of no further force and effect. This Agreement may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

(h) Code Section 409A.

(i) Notwithstanding anything contained in this Agreement to the contrary, to the maximum extent permitted by applicable law, amounts payable to Executive pursuant to this Agreement shall be made in reliance upon Treas. Reg. Section 1.409A-1(b)(9) (“Separation Pay Plans”) or Treas. Reg. Section 1.409A-1(b)(4)

(“Short-Term Deferrals”). However, to the extent any such payments are treated as non-qualified deferred compensation subject to Section 409A of the Code, then if Executive is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s termination benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (B) the date of Executive’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section 10(h)(i) shall be paid in a lump sum to Executive. The determination of whether Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treas. Reg. Section 1.409A-1(i) and any successor provision thereto).

(ii) Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any tax year of Executive shall not affect in-kind benefits or reimbursements to be provided in any other tax year of Executive and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Executive and, if timely submitted, reimbursement payments shall be made to Executive as soon as administratively practicable following such submission, but in no event later than the last day of Executive’s taxable year following the taxable year in which the expense was incurred. In no event shall Executive be entitled to any reimbursement payments after the last day of Executive’s taxable year following the taxable year in which the expense was incurred. This Section shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Executive.

(iii) This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (A) the gross income inclusion set forth within Code Section 409A(a)(1)(A) or (B) the interest and additional tax set forth within Code Section 409A(a)(1)(B) (together, referred to herein as the “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment.

(iv) If the Company and Executive determine that any compensation or benefits payable under this Agreement may be or become subject to Code Section 409A and related Department of Treasury guidance, the Company and Executive agree to amend this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take such other actions as the Company and Executive deem necessary or appropriate to (A) exempt the compensation and benefits payable under this Agreement from Code Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement, or (B) comply with the requirements of Code Section 409A and related Department of Treasury guidance.

(i) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(j) Taxes. All compensation payable to Executive prior to the Consulting Period shall be subject to applicable tax withholding. Consistent with Section 7 of this Agreement, the Executive shall be responsible for all federal, state, local and foreign taxes that are required by applicable laws or regulations to be paid with respect to any remuneration paid during the Consulting Period.

(k) RIGHT TO ADVICE OF COUNSEL. EXECUTIVE ACKNOWLEDGES THAT HE HAS THE RIGHT, AND IS ENCOURAGED, TO CONSULT WITH HIS LAWYER; BY HIS SIGNATURE BELOW, EXECUTIVE ACKNOWLEDGES THAT HE UNDERSTANDS THIS RIGHT AND HAS EITHER CONSULTED WITH A LAWYER OR DETERMINED NOT TO DO SO.

[Remainder of Page Intentionally Left Blank]

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

CRICKET COMMUNICATIONS, INC.

Dated: July 13, 2012	By:	/s/ Robert J. Irving, Jr
Name: Robert J. Irving, Jr.
Title: Senior Vice President and General Counsel

LEAP WIRELESS INTERNATIONAL, INC.

Dated: July 13, 2012	By:	/s/ Robert J. Irving, Jr
Name: Robert J. Irving, Jr.
Title: Senior Vice President and General Counsel

EXECUTIVE

Dated: July 13, 2012	/s/ Raymond J. Roman
Raymond J. Roman

Address:	5226 RFD Long Grove, IL 60047

EXHIBIT A

FIRST RELEASE

1. General Release of Claims. In consideration of the benefits under Sections 1(d) and 2(c) of the Separation Agreement (the “Agreement”), effective as of July 13, 2012, by and among Leap Wireless International, Inc. (“Leap”), Cricket Communications, Inc. (“Cricket”) (collectively, the “Companies”) and Raymond J. Roman (“Executive”), Executive does hereby for himself or herself and his or her spouse, beneficiaries, heirs, successors and assigns, release, acquit and forever discharge the Companies and their respective stockholders, officers, directors, managers, employees, representatives, related entities, successors and assigns, and all persons acting by, through or in concert with them (the “Releasees”) of and from any and all claims, actions, charges, complaints, causes of action, rights, demands, debts, damages, or accountings of whatever nature, except for criminal activity, known or unknown, which Executive may have against the Releasees based on any actions or events which occurred prior to the date of this General Release, including, but not limited to, those related to, or arising from, Executive’s employment with the Companies, or his resignation therefrom, any claims under Title VII of the Civil Rights Act of 1964, the Federal Age Discrimination and Employment Act and the California Fair Employment and Housing Act, but excluding claims under the Agreement (collectively, “Claims”). This General Release shall not, however, constitute a waiver of (i) any of Executive’s rights under the Agreement, (ii) any rights to indemnification under the Company’s Certificate of Incorporation or By-Laws or general corporate law, or (iii) any rights as an insured under the Company’s D&O insurance policies.

2. Release of Unknown Claims. In addition, Executive expressly waives all rights under Section 1542 of the Civil Code of the State of California, which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

3. Older Worker’s Benefit Protection Act. Executive agrees and expressly acknowledges that this General Release includes a waiver and release of all claims which Executive has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. (“ADEA”). The following terms and conditions apply to and are part of the waiver and release of the ADEA claims under this General Release:

(a) That the Agreement and this General Release are written in a manner calculated to be understood by Executive.

(b) The waiver and release of claims under the ADEA contained in this General Release do not cover rights or claims that may arise after the date on which Executive signs this General Release.

(c) The Agreement provides for consideration in addition to anything of value to which Executive is already entitled.

(d) Executive is advised to consult an attorney before signing this General Release.

(e) Executive is afforded twenty-one (21) days after Executive is provided with this General Release to decide whether or not to sign this General Release. If Executive executes this General Release prior to the expiration of such period, Executive does so voluntarily and after having had the opportunity to consult with an attorney

(f) Executive will have the right to revoke this General Release within seven (7) days of signing this General Release. In the event this General Release is revoked, this General Release will be null and void in its entirety, and Executive will not receive the benefits described in Sections 1(d) and 2(c) of the Agreement.

(g) If Executive wishes to revoke the General Release, Executive shall deliver written notice stating his or her intent to revoke this General Release to Cricket’s Chief Executive Officer or Senior Vice President, Human Resources on or before the seventh (7th) day after the date hereof.

4. No Assignment of Claims. Executive represents and warrants to the Releasees that there has been no assignment or other transfer of any interest in any Claim which Executive may have against the Releasees, or any of them, and Executive agrees to indemnify and hold the Releasees harmless from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any person asserting any such assignment or transfer of any rights or Claims under any such assignment or transfer from such party.

5. No Suits or Actions. Executive agrees that if he hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder, or in any manner asserts against the Releasees any of the Claims released hereunder, then he will pay to the Releasees against whom such suit or Claim is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by such Releasees in defending or otherwise responding to said suit or Claim.

6. No Admission. Executive further understands and agrees that neither the payment of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees.

EXECUTIVE

Raymond J. Roman

Date:

EXHIBIT B

SECOND RELEASE

1. General Release of Claims. In consideration of the benefits under Section 2(d) of the Separation Agreement (the “Agreement”), effective as of July 13, 2012, by and among Leap Wireless International, Inc. (“Leap”), Cricket Communications, Inc. (“Cricket”) (collectively, the “Companies”) and Raymond J. Roman (“Executive”), Executive does hereby for himself or herself and his or her spouse, beneficiaries, heirs, successors and assigns, release, acquit and forever discharge the Companies and their respective stockholders, officers, directors, managers, employees, representatives, related entities, successors and assigns, and all persons acting by, through or in concert with them (the “Releasees”) of and from any and all claims, actions, charges, complaints, causes of action, rights, demands, debts, damages, or accountings of whatever nature, except for criminal activity, known or unknown, which Executive may have against the Releasees based on any actions or events which occurred prior to the date of this General Release, including, but not limited to, those related to, or arising from, Executive’s employment with the Companies, or his resignation therefrom, any claims under Title VII of the Civil Rights Act of 1964, the Federal Age Discrimination and Employment Act and the California Fair Employment and Housing Act, but excluding claims under the Agreement (collectively, “Claims”). This General Release shall not, however, constitute a waiver of (i) any of Executive’s rights under the Agreement, (ii) any rights to indemnification under the Company’s Certificate of Incorporation or By-Laws or general corporate law, or (iii) any rights as an insured under the Company’s D&O insurance policies.

2. Release of Unknown Claims. In addition, Executive expressly waives all rights under Section 1542 of the Civil Code of the State of California, which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

3. Older Worker’s Benefit Protection Act. Executive agrees and expressly acknowledges that this General Release includes a waiver and release of all claims which Executive has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. (“ADEA”). The following terms and conditions apply to and are part of the waiver and release of the ADEA claims under this General Release:

(a) That the Agreement and this General Release are written in a manner calculated to be understood by Executive.

(b) The waiver and release of claims under the ADEA contained in this General Release do not cover rights or claims that may arise after the date on which Executive signs this General Release.

(c) The Agreement provides for consideration in addition to anything of value to which Executive is already entitled.

(d) Executive is advised to consult an attorney before signing this General Release.

(e) Executive is afforded twenty-one (21) days after Executive is provided with this General Release to decide whether or not to sign this General Release. If Executive executes this General Release prior to the expiration of such period, Executive does so voluntarily and after having had the opportunity to consult with an attorney

(f) Executive will have the right to revoke this General Release within seven (7) days of signing this General Release. In the event this General Release is revoked, this General Release will be null and void in its entirety, and Executive will not receive the benefits described in Section 2(d) of the Agreement.

(g) If Executive wishes to revoke the General Release, Executive shall deliver written notice stating his or her intent to revoke this General Release to Cricket’s Chief Executive Officer or Senior Vice President, Human Resources on or before the seventh (7th) day after the date hereof.

4. No Assignment of Claims. Executive represents and warrants to the Releasees that there has been no assignment or other transfer of any interest in any Claim which Executive may have against the Releasees, or any of them, and Executive agrees to indemnify and hold the Releasees harmless from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any person asserting any such assignment or transfer of any rights or Claims under any such assignment or transfer from such party.

5. No Suits or Actions. Executive agrees that if he hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder, or in any manner asserts against the Releasees any of the Claims released hereunder, then he will pay to the Releasees against whom such suit or Claim is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by such Releasees in defending or otherwise responding to said suit or Claim.

6. No Admission. Executive further understands and agrees that neither the payment of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees.

EXECUTIVE

Raymond J. Roman

Date: